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                                                                   EXHIBIT 10.53


            FIRST AMENDMENT TO THE INSPIRE INSURANCE SOLUTIONS, INC.
                   AMENDED AND RESTATED 1997 STOCK OPTION PLAN

         This First Amendment to the INSpire Insurance Solutions, Inc. Amended and Restated 1997 Stock Option Plan (the "Plan") hereby amends the Plan as follows effective as of July 30, 1997 (the "Effective Date"):

         1. Section 5.4(a) of the Plan shall be amended by the addition of the following language at the end thereof:

         The foregoing notwithstanding, the Committee may permit in an Option Agreement, at the time of the grant of an Option or by later amendment to an Option Agreement, an alternative exercise of an Option by a "cashless exercise" with a broker or by the surrender of the Option, if the Committee so permits, in exchange for an amount, payable in cash or shares of Common Stock (except for fractional shares which shall be paid in cash) valued at Fair Market Value as of the date of such surrender, that is equal to the difference between (i) the aggregate Fair Market Value of the shares subject to the portion of the Option being exercised, minus (ii) the total exercise price for the portion of the Option being exercised. In the applicable Option Agreement the Committee may require an Optionee to accept either cash or shares in settlement of any Option so surrendered or may permit the Optionee to request, subject to Committee approval, cash or shares to be received in settlement. Withholding upon such an alternative exercise shall be effected by any lawful means approved by the Committee and agreed to with Optionee.

         2. Section 5.5(a) of the Plan shall be amended in its entirety to read as follows:

         A "Change of Control" for purposes of this Plan shall mean: (i) the acquisition, by a single entity (or group of affiliated entities) that is not directly or indirectly controlled by the existing shareholders, of more than 50% of the Common Stock issued and outstanding immediately prior to such acquisition; or (ii) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company immediately before such transaction own directly or indirectly, immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) possessing less than 50% of the voting power of the surviving or acquiring corporation. All adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive for all purposes of the Plan and of each Option Agreement.

         3. The second sentence of Section 2.1(h) of the Plan shall be amended to read to as follows:



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         For options approved at such times as the Common Stock is not reported or quoted by any such organization (including options approved prior to the initial public stock offering of the Company), the fair market value of the shares of Common Stock shall be the fair market value thereof determined in good faith by the Committee.

                               INSPIRE INSURANCE SOLUTIONS, INC.

                               By:
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                                  F. George Dunham, III
                                  President and Chief Executive Officer